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                                                                    Exhibit 11.1

                            CONNER PERIPHERALS, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)
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

                                           Three months ended          Six months ended
                                                June 30,                      June 30,
                                           ------------------          -----------------
                                             1995      1994              1995     1994
                                           ---------  -------          --------  -------
Primary:

Weighted average shares outstanding           53,023   51,660            52,745   51,190

Net effect of dilutive stock options             439      740               349    1,018
                                             -------  -------           -------  -------
  Total                                       53,462   52,400            53,094   52,208
                                             =======  =======           =======  =======
Net income                                   $18,375  $31,470           $22,994  $55,274
                                             =======  =======           =======  =======

Earnings per share                           $  0.34  $  0.60           $  0.43  $  1.06
                                             =======  =======           =======  =======


Fully diluted:

Weighted average shares outstanding           53,023   51,660            52,745   51,190

Net effect of dilutive stock options             595      746               595    1,023

Assumed conversion of:
 6.75% Subordinated Convertible Debentures     7,221    7,931                NA    7,931
 6.5%  Subordinated Convertible Debentures    12,895   14,375                NA   14,375
                                             -------  -------           -------  -------
  Total                                       73,734   74,712            53,340   74,519
                                             =======  =======           =======  =======

Net income                                   $18,375  $31,470           $22,994  $55,274

Add:
 6.75% Subordinated Convertible Debenture
  interest, net of income taxes                2,085    2,290                NA    4,580
 6.5% Subordinated Convertible Debenture
  interest, net of income taxes                2,967    3,308                NA    6,615
                                             -------  -------           -------  -------
  Total                                      $23,427  $37,068           $22,994  $66,469
                                             =======  =======           =======  =======
Earnings per share                           $  0.32  $  0.50           $  0.43  $  0.89
                                             =======  =======           =======  =======
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NA - not applicable, item is anti-dilutive and therefore excluded from the calculation of earnings per share